Exhibit 5.2

One Financial Center Boston, MA 02111 617 542 6000 mintz.com

December 10, 2025

Wave Life Sciences Ltd.

7 Straits View #12-00, Marina One East Tower

Singapore, 018936

Ladies and Gentlemen:

We have acted as U.S. legal counsel to Wave Life Sciences Ltd., a company incorporated under the laws of Singapore (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement, dated December 9, 2025 (the “Prospectus Supplement”), to a Registration Statement (File No. 333-283122) on Form S-3ASR (the “Registration Statement”), filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the sale of an aggregate of 18,552,632 ordinary shares, no par value (the “Ordinary Shares”) of the Company, which includes 2,763,157 Ordinary Shares that may be sold pursuant to the exercise of an option to purchase additional shares (the “Offered Shares”), pre-funded warrants (the “Pre-Funded Warrants”), and the Ordinary Shares issuable upon exercise of the Pre-Funded Warrants, the “Warrant Shares”) to purchase up to 2,631,578 Ordinary Shares, to Jefferies LLC, Leerink Partners LLC and BofA Securities, Inc., as representatives of the underwriters (the “Underwriters”), pursuant to an Underwriting Agreement dated December 9, 2025 between the Company and the Underwriters (the “Underwriting Agreement”). The Underwriting Agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Underwriting Agreement, the Pre-Funded Warrants, such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant, the Prospectus Supplement, and the Registration Statement and the exhibits thereto. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copies, and the truth and correctness of any representations and warranties contained therein.

Members of our firm are admitted to the Bar of the Commonwealth of Massachusetts and the State of New York, and we do not express any opinion other than as to the Pre-Funded Warrants constituting valid and legally binding obligations of the Company under the laws of the State of New York. No opinion is expressed herein with respect to (i) the Offered Shares or the Warrant Shares, (ii) the qualification of the Pre-Funded Warrants under the securities or blue sky laws of any state or any foreign jurisdiction or (iii) the compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

BOSTON LOS ANGELES  MIAMI NEW YORK SAN DIEGO SAN FRANCISCO TORONTO WASHINGTON

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

MINTZ December 10, 2025 Page 2

With respect to the Pre-Funded Warrants, we have assumed that, as of each and every time any of the Pre-Funded Warrants are exercised, the Company will have a sufficient number of authorized and unissued Ordinary Shares available for issuance under the Constitution of the Company as then in effect (the “Constitution”) to permit full exercise of each of the Pre-Funded Warrants in accordance with their terms without the breach or violation of any other agreement, commitment or obligation of the Company.

In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the issuance and delivery of any of the Pre-Funded Warrants, there will not have occurred any change in the law or the facts affecting the validity of the Pre-Funded Warrants, any change in actions of the Board of Directors or the Company’s shareholders, or any amendments to the Constitution, and (ii) at the time of the offer, issuance and sale of any Pre-Funded Warrants no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, and that the Registration Statement will not have been modified or rescinded. We also have assumed that the issuance and delivery of the Pre-Funded Warrants subsequent to the date hereof and the compliance by the Company with the terms of such Pre-Funded Warrants will not result in a violation of the Constitution or any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body then having jurisdiction over the Company.

Based upon the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that when the Pre-Funded Warrants are issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus Supplement, and in accordance with the resolutions adopted by the Company’s Board of Directors and the Pricing Committee of the Company’s Board of Directors, such Pre-Funded Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We understand that you wish to file this opinion with the Commission as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the Prospectus Supplement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

MINTZ December 10, 2025 Page 3

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.